UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BERKSHIRE HOMES, INC.
 (Exact name of registrant as specified in its charter)

Nevada	0700	68-0680858
(State or Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number

2375 East Camelback Road, Suite 600
Phoenix, AZ 85016
Tel. (602) 387-5393
(Address and telephone number of principal executive offices)

Incorp Services, Inc.
375 North Stephanie St, Suite 1411
Henderson, Nevada 89014-8909
Tel: 702-866-2500
(Name, address and telephone number of agent for service)

Copies To:

Harvey Kesner, Esq.
61 Broadway, 32nd Fl.
New York, NY 10006
 Tel: 212-930-9700

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (2)
Common Stock	1,510,000	$0.05 per share	$75,500	$5.38	*

*previously paid

(1)	Determined arbitrarily by adding a $0.03 premium to the last sale price of our common stock to investors.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (a) and (o) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated _________, 20___

PROSPECTUS
BERKSHIRE HOMES, INC.
1,510,000 SHARES
COMMON STOCK

This prospectus relates to the resale by certain selling shareholders up to 1,510,000 shares of common stock of Berkshire Homes, Inc. (“Company,” “we,” “our,” “us” or “Berkshire Homes”) held by selling shareholders listed in this prospectus. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock was quoted on the OTC Bulletin Board under the symbol IDGR. On December 4, 2012, we changed our name from “Indigo International, Corp.” to “Berkshire Homes, Inc.” In connection with the name change, we changed our trading symbol and commencing on December 13, 2012, our common stock has been quoted on the OTC Bulletin Board under the symbol “BKSH”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on January 22, 2013, was $7.67. This quotation reflects inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.
_________________
THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.

See section entitled "Risk Factors" beginning on page 7.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices. Each of the selling shareholders, and any broker-dealer executing sell orders on behalf of the selling shareholders, may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

There has been limited trading in our common stock and there is no guarantee that a market will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.
______________

The Date of This Prospectus Is:
 ______________

The following table of contents has been designed to help you find information contained in this prospectus.  We encourage you to read the entire prospectus.

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

You should not place too much reliance on these forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the “Risk Factors” section and elsewhere in this prospectus.

Prospectus Summary
Prospective investors are urged to read this prospectus in its entirety.

As used in this prospectus, references to the “Company,” “we,” “our,” “us” or “Berkshire Homes” refer to Berkshire Homes, Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Berkshire Homes, Inc. was founded in the State of Nevada on June 2, 2010 under the name “Indigo International, Corp.” From inception to November 16, 2012, We operated a consulting business in commercial cultivation of white mushrooms (agaricus bisporus). Effective November 16, 2012, Odelio Arouca resigned as our Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer and Llorn Kylo was appointed as our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Additionally, on November 16, 2012, Mr. Kylo was appointed to our Board of Directors. Immediately upon Mr. Kylo’s appointment to the Board of Directors, Mr. Odelio resigned from his position as a director. The Company now has a new business model, which is to acquire and rehabilitate distressed residential real estate in the United States. Distressed residential real estate is property that is under a foreclosure order or is advertised for sale by its mortgagee.  Distressed property can sometimes be purchased at below market value.  Our model is to acquire properties at below market value, rehabilitate them, and then sell or lease (rent) them, depending on which approach will generate the highest return.  On December 4, 2012, in connection with the change in management and our new business direction, as further described herein, our majority shareholder and our board of directors approved an amendment to our Articles of Incorporation for the purpose of changing our name to “Berkshire Homes, Inc.” We are a development stage company and cannot state with certainty whether we will achieve profitability. We have limited revenues, have minimal assets and have incurred losses since inception.

We may need to raise additional capital in order for our business plan to succeed through the sale of additional shares of common stock or debt financing. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Failure to raise additional financing will cause us to go out of business.

There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We are a start-up, development stage company and have generated minimal revenues. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in inventory, shipping, and marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, increases in legal fees related to filings and regulatory compliance and increases in travel expenditures. We may, from time to time, re-evaluate our business plan relative to our capital requirements and ongoing commitments and expenditures.

Our auditors have issued a going concern opinion and have substantial doubt that we can continue as an ongoing business for the next twelve months.

We were incorporated on June 2, 2010 under the laws of the state of Nevada. Our principal office is located at 2375 East Camelback Road, Suite 600, Phoenix, AZ 85016.  Our telephone number is 602-387-5393. Our fiscal year end is November 30.

The Offering:

Securities Being Offered	The selling shareholders are hereby offering up to 1,510,000 shares of common stock.
Offering Price	The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices.
Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.
Termination of the Offering
The offering will conclude when all of the 1,510,000 shares of common stock have been sold, the shares no longer need to be registered to be sold due to the operation of Rule 144 or we decide at any time to terminate the registration of the shares at our sole discretion.  In any event, the offering shall be terminated no later than two years from the effective date of this registration statement.

Securities Issued and to be Issued	4,510,000 shares of our common stock are issued and outstanding as of January 22, 2013. All of the common stock to be sold under this prospectus will be sold by existing shareholders.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.
Market for the common stock
Our common stock was quoted on the OTC Bulletin Board under the symbol “IDGR”. On December 4, 2012, we changed our name from “Indigo International, Corp.” to “Berkshire Homes, Inc.” In connection with the name change, we changed our trading symbol and commencing on December 13, 2012, our common stock has been quoted on the OTC Bulletin Board under the symbol “BKSH”. There has been limited trading in our common stock and there is no guarantee that a market will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

Summary Financial Information

The tables and information below are derived from our audited financial statements for the period from Inception (June 2, 2010) to November 30, 2011.  Our working capital as at November 30, 2010 and 2011 was $22,980 and $508,434, respectively.

As of November 30, 2011 (Audited)
Balance Sheet
Total Assets	$7,338
Total Liabilities	$515,772
Stockholders’ Equity (Deficit)	$(508,434)
Period from Inception (June 2, 2010) to November 30, 2011 (Audited)
Income Statement
Revenue	$22,000
Total Expenses	$554,034
Net Loss	$(532,034)

Risk Factors related to our Business and Industry

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed, the trading price of our common stock could decline and you may lose all or part of your investment.

Our business and financial results are affected by local real estate conditions in areas where we own properties.

 We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of residential properties in a local area or a decline in the attractiveness of our properties to buyers and potential buyers would have a negative effect on us.

Other factors that may affect general economic conditions or local real estate conditions include:

• population and demographic trends;
• employment and personal income trends;
• zoning, use and other regulatory restrictions;
• income tax laws;
• changes in interest rates and availability and costs of financing;
• competition from other available real estate;
• increased operating costs, including insurance premiums, utilities and real estate taxes, which may not be offset by increased real estate prices.

We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties.

The real estate business is highly competitive. We compete for properties with other real estate investors and purchasers, including other real estate investment trusts, limited partnerships, syndications and private investors, many of whom have greater financial resources, revenues and geographical diversity than we have. We also compete with a wide variety of institutions and other investors for capital funds necessary to support our investment activities and asset growth.  To the extent that we are unable to effectively compete in the marketplace, our business may be adversely affected.

We are subject to significant regulation that inhibits our activities and may increase our costs.

Local zoning and use laws, environmental statutes and other governmental requirements may restrict expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the Americans with Disabilities Act may require us to modify our properties at a substantial cost and noncompliance could result in the imposition of fines or an award of damages to private litigants. Future legislation may impose additional requirements. We may incur additional costs to comply with any future requirements.

Because our auditors have issued a going concern opinion, there is substantial uncertainty that we will continue operations in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

If we do not obtain additional financing, our business will fail.

While on November 30, 2011, we had no cash on hand and prepaid expenses of $7,338, we have accumulated a deficit of $532,034 in business development and administrative expenses. Our current cash reserves are not sufficient to meet our obligations for the next twelve-month period. We anticipate that the minimum additional capital necessary to fund our planned operations for the 12-month period will be approximately $500,000 and will be needed for general administrative expenses, business development, marketing costs, support materials and costs associated with being a publicly reporting company. We have generated some revenue from operations to date. In order to expand our business operations, we anticipate that we will have to raise additional funding. If we are not able to raise the capital necessary to fund our business expansion objectives, we may have to delay the implementation of our business plan.

We raised $200,000 in January and February of 2012 by selling two promissory notes, in the principal amount of $100,000 each with interest calculated at the rate of sixteen (16%) per cent per annum from the date of advance to the date of payment. Both promissory notes are unsecured and payable on demand. We do not currently have further arrangements for financing. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and initial results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us.

The most likely source of future funds available to us is through the sale of additional shares of common stock or debt financing.

There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Failure to raise additional financing will cause us to go out of business. If this happens, you could lose all or part of your investment.

We have a very limited history of operations and there is no assurance our future operations will result in revenues or profitability. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on June 2, 2010, and our net loss from inception to November 30, 2011 is $532,034. We have a very limited history of operations upon which an evaluation of our future success or failure can be made. There is no guarantee that we will be able to expand our business operations. Even if we expand our operations, at present, we do not know precisely when this will occur. We cannot guarantee that we will be successful in generating revenues and profit in the future. Failure to generate revenues and profit will cause us to suspend or cease operations.

If we are unable to build and maintain our brand image and corporate reputation, our business may suffer.

We are a new company, having been formed and commenced operations only in 2010. Our success depends on our ability to build and maintain the brand image for our company. We cannot be certain that any additional expenditure on advertising and marketing will have the desired impact on our  brand image and on purchaser preferences. We need to maintain and expand our relationships with potential purchasers and business partners and effectively manage these relationships. If we fail to successfully manage our relationships with purchasers and our business partners, to build and maintain our brand image and corporate reputation our business may suffer.

Because our sole director and officer owns 66.52% of our issued and outstanding common stock, he could make and control corporate decisions that may be disadvantageous to minority shareholders.

Our sole director and officer, Mr. Kylo, owns approximately 66.52% of issued and outstanding shares of our common stock. Accordingly, he will be able to determine the outcome of all corporate transactions or other matters that require shareholder approval, including but not limited to, the election of directors, mergers, consolidations, and the sale of all or substantially all of our assets. He will also have the power to prevent or cause a change in control. The interests of our sole officer and director may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

We do not expect to pay dividends in the foreseeable future.

We have never paid any dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, a return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Any additional funding we arrange through the sale of our common stock will result in dilution to existing shareholders.

We must raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders' interests in our company to be diluted. Such dilution will negatively affect the value of investors’ shares.

There is a limited trading market for our securities, and shareholders may be unable to sell their shares.

There is currently a limited market for our common stock on the Over-The-Counter Bulletin Board. It may be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

Our shares of common stock are subject to the “penny stock” rules of the securities and exchange commission and the trading market in our securities will be limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

The trading price of our stock may fluctuate significantly and stockholders may have difficulty reselling their shares.

There is a volatility associated with Bulletin Board securities in general and the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock: (i) disappointing results from our development efforts; (ii) failure to meet our revenue or profit goals or operating budget; (iii) decline in demand for our common stock; (iv) downward revisions in securities analysts' estimates or changes in general market conditions; (v) lack of funding generated for operations; (vi) investor perception of our industry or our prospects; and (vii) general economic trends.

In addition, stock markets have experienced price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to sell their shares at a fair price and you may lose all or part of your investment.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 500,000,000 shares of common stock, of which 4,510,000 shares are issued and outstanding. Our board of directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors to not choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to go out of business.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices.   Each of the selling shareholders, and any broker-dealer executing sell orders on behalf of the selling shareholders, may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 1,510,000 shares of common stock offered through this prospectus.  These shares were acquired from us in private placements that were exempt from registration under Regulation S promulgated pursuant to the Securities Act of 1933.  All shares were acquired in an offering made outside of the United States solely to non-U.S. persons, with no directed selling efforts in the United States and where offering restrictions were implemented.

The shares include the following:

1. 960,000 shares of our common stock that the selling shareholders acquired from us in a private offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended, which offering closed on September 10, 2010;

2. 550,000 shares of our common stock that the selling shareholders acquired from us in a private offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended, which offering closed on November 18, 2010;

The following table provides as of the date of January 22, 2013, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered for each;
3. the total number of shares that will be owned by each upon completion of the offering; and
4. the percentage owned by each upon completion of the offering.

Name Of Selling Shareholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percentage Of Shares Owned Upon Completion Of This Offering
Wojciech Jozef Antonkiewicz	80,000	80,000	-0-	-0-
Kinga Teresa Czepanis	80,000	80,000	-0-	-0-
Tomasz Iwaszczyszyn	80,000	80,000	-0-	-0-
Dorota Diana Kozuszek	80,000	80,000	-0-	-0-
Tomasz Krzysztof Szklany	80,000	80,000	-0-	-0-
Przemyslaw Grabek	80,000	80,000	-0-	-0-
Olga Aleksandra Lipowska	80,000	80,000	-0-	-0-
Adam Krzysztof Baczmanski	80,000	80,000	-0-	-0-
Dawid Adrian Druzkowski	80,000	80,000	-0-	-0-
Patrycja Danuta Baczmanska	80,000	80,000	-0-	-0-
Damian Przemyslaw Serwaczak	80,000	80,000	-0-	-0-
Adrian Dawid Kurek	80,000	80,000	-0-	-0-
Wojciech Nawrot (1)	50,000	50,000	-0-	-0-
Marianna Nawrot (2)	50,000	50,000	-0-	-0-
Pawel Sitkowski	50,000	50,000	-0-	-0-
Szymon Krajewski	50,000	50,000	-0-	-0-
Mariusz Chorazy	25,000	25,000	-0-	-0-
Marek Ryszard Jurkitewicz	25,000	25,000	-0-	-0-
Dawid Nawrot (3)	50,000	50,000	-0-	-0-
Tadeusz Szymon Prokopiuk	25,000	25,000	-0-	-0-
Daniel Stanislaw Frysny	25,000	25,000	-0-	-0-
Miroslaw Wawryniuk	25,000	25,000	-0-	-0-
Marian Franciszek Prokopiuk	25,000	25,000	-0-	-0-
Mariusz Tadeusz Modrzewski	25,000	25,000	-0-	-0-
Wojciech Dudziak	50,000	50,000	-0-	-0-
Emil Karol Krajewski	25,000	25,000	-0-	-0-
Witold Przemyslaw Glinka	25,000	25,000	-0-	-0-
Pawel Nowak	25,000	25,000	-0-	-0-
Total number of shares	1,510,000	1,510,000	-0-	-0-

(1) Brother of our former officer and director Ireneusz Antoni Nawrot.
(2) Mother of our former officer and director Ireneusz Antoni Nawrot.
(3) Son of our former officer and director Ireneusz Antoni Nawrot.

Besides the above, there are no relationships between our selling shareholders and current or former officers and directors.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 4,510,000 shares of common stock issued and outstanding on January 22, 2013.

Other than disclosed above, none of the selling shareholders:

1.	has had a material relationship with us other than as a shareholder at any time within the past three years;
2.	has ever been one of our officers or directors;
3.	is a broker-dealer; or a broker-dealer affiliate.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions.  There are no arrangements, agreements or understandings with respect to the sale of these securities.

The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices. Our common stock was quoted on the OTC Bulletin Board under the symbol “IDGR”. On December 4, 2012, we changed our name from “Indigo International, Corp.” to “Berkshire Homes, Inc.” In connection with the name change, we changed our trading symbol and commencing on December 13, 2012, our common stock has been quoted on the OTC Bulletin Board under the symbol “BKSH”.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144, when eligible.

If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.  If these shares being registered for resale are transferred from the named selling shareholders and the new shareholders wish to rely on the prospectus to resell these shares, then we must first file a prospectus supplement naming these individuals as selling shareholders and providing the information required concerning the identity of each selling shareholder and his or her relationship to us.  There is no agreement or understanding between the selling shareholders and any partners with respect to the distribution of the shares being registered for resale pursuant to this registration statement.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities and Exchange Commission (the “Commission”) has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules to deliver a standardized risk disclosure document prepared by the Commission, which contains:

- a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
- a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements;
- a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
- a toll-free telephone number for inquiries on disciplinary actions;
- a definition of significant terms in the disclosure document or in the conduct of trading penny stocks; and
- such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

- bid and offer quotations for the penny stock;
- the compensation of the broker-dealer and its salesperson in the transaction;
- the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
- monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Description of Securities

General

Our authorized capital stock consists of two classes designated as “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that we have authority to issue is five hundred million (500,000,000) shares and the total number of shares of Preferred Stock that we have authority to issue is twenty million (20,000,000) shares.

Common Stock

We are authorized to issue 500,000,000 shares of Common Stock, par value $0.0001 per share. As of January 22, 2013, there are 4,510,000 shares of our common stock issued and outstanding, held by 28 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.  Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are authorized to issue 20,000,000 shares of Preferred Stock, par value $0.0001 per share, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by our Board of Directors from time to time. As of January 22, 2013, there is no Preferred Stock issued and outstanding.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have any outstanding warrants to purchase shares of our common stock.

Options

We have not issued and do not have any outstanding options to purchase shares of our common stock.

Other Convertible Securities

We have not issued and do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Dean Law Corp. has previously provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by De Joya Griffith & Company, LLC of Henderson, Nevada to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Description of Business
Overview

We were incorporated in the State of Nevada on June 2, 2010 under the name “Indigo International, Corp.” Effective November 16, 2012, Odelio Arouca resigned as our Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer and Llorn Kylo was appointed as our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Additionally, on November 16, 2012, Mr. Kylo was appointed to our Board of Directors. Immediately upon Mr. Kylo’s appointment to the Board of Directors, Mr. Odelio resigned from his position as a director. On December 4, 2012, our majority shareholder and our board of directors approved an amendment to our Articles of Incorporation for the purpose of changing our name to “Berkshire Homes, Inc.” Prior to our change of management, we operated a consulting business in commercial cultivation of white mushrooms (agaricus bisporus). Following this change in management, we determined it to be in our best interest to change our business focus to that of a company that acquires and rehabilitates distressed residential real estate in the United States. Distressed residential real estate is property that is under a foreclosure order or is advertised for sale by its mortgagee.  Distressed property can sometimes be purchased at below market value.  Our model is to acquire properties at below market value, rehabilitate them, and then sell or lease (rent) them, depending on which approach will generate the highest return.  We are a development stage company and there is no guarantee that we will be able to expand our business, given the lack of revenues and operations to date. We have minimal assets and have incurred losses since inception. It is likely that we will not be able to achieve profitability and might need to cease operations due to the lack of funding. We maintain our statutory registered agent's office at 375 North Stephanie Street, Suite 1411, Henderson, Nevada 89014-8909. Our business office is located at 2375 East Camelback Road, Suite 600, Phoenix, AZ 85016.  Our telephone number is 602-387-5393.

We plan to engage in the acquisition, development, rehabilitation, and resale or lease (rental) of distressed residence real estate. We believe that our experience and resources will enable us to acquire real estate properties at a favorable price. We are reviewing real estate opportunities with a view toward acquiring those which we believe have potential for profits. We will likely need to raise additional capital to make any such acquisition. There is no assurance that we will succeed in acquiring any real estate or that we will profit from the real estate that we acquire.

In addition, we plan to invest in both debt and equity securities of REITs. We may, from time to time, purchase these securities on margin when the interest and dividend yields exceed the cost of the funds. This securities portfolio, to the extent not pledged to secure borrowings, provides us with liquidity and additional income. Such securities are subject to risk arising from adverse changes in market rates and prices, primarily interest rate risk relating to debt securities and equity price risk relating to equity securities. There is no guarantee that we will profit from these securities.

Our business model is to assemble a portfolio of below market value distressed residential real estate nationwide, rehabilitate those properties, and then sell or rent them at a profit. These properties will be assembled at foreclosure auctions, short sales, direct from financial institutions, and from the Federal Deposit Insurance Corporation. Our model is to only buy properties at deep discounts to market prices. Each property will be rehabilitated to give it a modern and refreshed feel. This typically includes but is not limited to paint, tiles, carpet, appliances, landscaping etc. Our model is to not purchase homes built pre 2004 or that are in need of major, mechanical, structural, or electrical rehabilitation. Once the homes have been rehabilitated, market analytics are used to determine short and long term goals for each property. Typically, if a 30% or greater return on investment can be achieved, the home will be liquidated. However, if greater profit can be realized by holding the property we will lease it to a tenant. Both strategies are effective at maximizing returns. The short-term strategy can provide high returns and quick turnover, while the long-term leasing strategy can provide strong capitalization rates and appreciation potential, so long as the United States housing market normalizes back to pre 2007 pricing.

We will have to raise additional capital to continue to purchase residential properties. We have no third party commitments for the capital we will require for these planned investments. Although real estate investing is marked by its cycles, there can be no assurances that the housing market in general and the market will improve in the future.

In analyzing the potential development of a particular project, we evaluate the geographic, demographic, economic, and financial data, including:

	Households, population and employment growth;
	Prevailing rental and occupancy rates in the market area, and possible growth in those rates; and
	Location of the property in respect to schools and public transportation.

Clients

We do not currently have any customers. We expect that our potential clients will consist of, first time homebuyers, young professionals, young families, retirees, and newcomers to the area market.

Competition

Our competitors will include other investors in real estate looking for attractive investment opportunities. These investors include other “equity” investors, real estate investment trusts, limited partnerships, syndications and private investors, among others. Competition in the market areas in which the Company operates is significant and affects the Company’s ability to acquire or expand properties. We will not be differentiating ourselves from the foregoing, but merely competing with them. Our competitive position within the industry is negligible in light of the fact that we have not started our operations. Older, well-established companies, companies with substantial customer bases, longer operating histories and better financial positions currently attract customers. Since we are a development stage company, we cannot compete with them on the basis of reputation. We do expect to compete with them on the basis of the quality of the consulting services that we intend to provide. There can be no assurance that we can maintain a competitive position against current or future competitors, particularly those with greater financial, client database, marketing, service, technical and other resources.  Our failure to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations. At this time, our principal method of competition will be through personal contact with potential clients.

Description of Property

We lease approximately 400 square feet of office space at 2375 East Camelback Road, Suite 600, Phoenix, AZ 85016. The lease expires on January 1, 2014 and provides for a rent of $142.35.

Insurance

We do not maintain any insurance.  However, we intend to maintain insurance in the future if management believes it is in the best interests of the Company.  Because we do not currently have any insurance, if we are made party to an action, we may not have sufficient funds to defend the litigation.  If that occurs a judgment could be rendered against us that could cause us to cease operations.

Employees; Identification of Certain Significant Employees

Mr. Llorn Kylo, our CEO and CFO, is our sole employee. If business is successful and we experience rapid growth, Mr. Kylo may be required to hire new personnel to improve, implement and administer our operational, management, financial and accounting systems.

Research and Development Expenditures

We have not incurred any other research or development expenditures since our incorporation.

Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to real estate in any jurisdiction in which we would conduct activities. Local zoning and use laws, environmental statutes and other governmental requirements may restrict our activities.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Offices

Our office is currently located at 2375 East Camelback Road, Suite 600, Phoenix, AZ 85016.  Our telephone number is 602-387-5393.

Legal Proceedings

We are not currently a party to any legal proceedings.  Our address for service of process in Nevada is 375 North Stephanie St, Suite 1411, Henderson, Nevada 89014-8909.

Market for Common Equity and Related Stockholder Matters

We were assigned the trading symbol of “IDGR”. The shares of common stock currently have a quote published in the OTC Bulletin Board System. On December 4, 2012, we changed our name from “Indigo International, Corp.” to “Berkshire Homes, Inc.” In connection with the name change, we changed our trading symbol and commencing on December 13, 2012, our common stock has been quoted on the OTC Bulletin Board under the symbol “BKSH”. As of January 22, 2013, no shares of our common stock have traded.

Stockholders of Our Common Shares

As of January 22, 2013, we have 28 registered shareholders and 4,510,000 shares outstanding.

Rule 144 Shares

A total of 3,000,000 shares of our common stock are available for resale to the public in accordance with the volume and trading limitations of Rule 144.  Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding the sale and (ii) we are subject to the Securities Exchange Act of 1934 periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding the sale, are subject to additional restrictions.  Such person is entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding, which will equal 45,100 shares as of January 22, 2013; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales must also comply with the manner of sale and notice provisions of Rule 144.

As of January 22, 2013, persons who are our affiliates hold all of the 3,000,000 shares that may be sold pursuant to Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business; or

2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Transfer Agent

The registrar and stock transfer agent of the company is Island Stock Transfer, located at 15500 Roosevelt Blvd Suite 301 Clearwater, FL 33760

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We were incorporated in the State of Nevada on June 2, 2010 under the name “Indigo International, Corp.” Effective November 16, 2012, Odelio Arouca resigned as our Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer and Llorn Kylo was appointed as our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Additionally, on November 16, 2012, Mr. Kylo was appointed to our Board of Directors. Immediately upon Mr. Kylo’s appointment to the Board of Directors, Mr. Odelio resigned from his position as a director. On December 4, 2012, a majority shareholder and our board of directors approved an amendment to our Articles of Incorporation for the purpose of changing our name to “Berkshire Homes, Inc.” Prior to our change of management, we operated a consulting business in commercial cultivation of white mushrooms (agaricus bisporus).  Following this change in management, we determined it to be in our best interest to change our business focus to that of a company that buys and sells residential homes. We are a development stage company and there is no guarantee that we will be able to expand our business, given the lack of revenues and operations to date. We have minimal assets and have incurred losses since inception. It is likely that we will not be able to achieve profitability and might need to cease operations due to the lack of funding.

You should read the following discussion of our financial condition and results of operations together with the consolidated audited financial statements and the notes to consolidated audited financial statements included elsewhere in this filing prepared in accordance with accounting principles generally accepted in the United States. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

Results of Operations.

Nine Months Ended August 31, 2012 Compared to the nine Months Ended August 31, 2011

Our net loss for the nine months ended August 31, 2012 was $378,346, increased from a net loss of $11,934 during the nine months ended August 31, 2011, as a result of decreased revenue and increased operating expenses and interest expense.

We generated revenue of $22,000 during the nine months ended August 31, 2011 in accordance with our service agreement with Ogrodnictwo Piotr Walkowiak, a Poland based company. This service agreement expired in September, 2011. During the nine months ended August 31, 2012 we did not have service agreement in place and did not generate revenue.

During the nine month period ended August 31, 2012, we incurred operating expense of $351,191, increased from $33,934 for the nine months ended August 31, 2011. The increase largely resulted from consulting fees of $84,419 in 2012 increased from $10,000 in 2011, general and administrative expense of $77,177 in 2012 increased from $14,184 in 2011, legal, accounting and auditors’ audit and review fees of $45,213 in 2012 increased from $9,750 in 2011, and management fees of $144,382 in 2012 increased from $Nil in 2011. The increases in these expenses resulted from our expanded operation scale in 2012. During 2012 we incurred interest expense of $27,155 on three promissory notes issued in 2012 with total principal amounts of $400,000, which was absent in 2011.

Three Months Ended August 31, 2012 Compared to the Three Months Ended August 31, 2011

Our net loss for the three months ended August 31, 2012 was $82,969 compared to a net income of $1,075 during the three months ended August 31, 2011, as a result of decreased revenue and increased operating expenses and interest expense.

We generated revenue of $6,000 during the three months ended August 31, 2011 in accordance with our service agreement with Ogrodnictwo Piotr Walkowiak, a Poland based company. This service agreement expired in September, 2011. During the three months ended August 31, 2012 we did not have service agreement in place and did not generate revenue.

During the three months ended August 31, 2012, we incurred operating expense of $66,969 increased from $4,925 for the three months ended August 31, 2011. The increase largely resulted from general and administrative expense of $22,409 in 2012 increased from $3,175 in 2011, legal, accounting and auditors’ review fees of $9,600 increased from $1,750 in 2011, and management fees of $34,960 in 2012 increased from $Nil in 2011. The increases in these expenses resulted from the expanded operation scale in 2012. During 2012 we incurred interest expense of $16,000 on three promissory notes issued in 2012 with total principal amounts of $400,000, which was absent in 2011.

The year ended November 30, 2011 compared to the year ended November 30, 2010

We posted losses of $531,414 for the year ended November 30, 2011, losses of $620 for the period from inception on June 2, 2010 to November 30, 2010, and losses of $532,034 since inception to November 30, 2011.

Revenue for the year ended November 30, 2011 were $22,000 compared to $0 during the period from inception on June 2, 2010 to November 30, 2010. The increase was due to the service agreement we signed on September 27, 2010 with Ogrodnictwo Piotr Walkowiak, while all services were provided in the year ended November 30, 2011.

Operating expenses for the year ended November 30, 2011 were $553,414 compared to $620 during the period from inception on June 2, 2010 to November 30, 2010. During the period from inception to November 30, 2010, we had limited activities and only incurred administrative expense of $620. During the year ended November 30, 2011 we incurred consulting fees of $469,503 in relation to search of new profitable business, general and administrative expenses of $42,796, legal, accounting and audit and auditor’s review fees of $18,518, management fees of $20,472 and bad debt expense of $2,125.

Investing Activities

Net cash used in investing activities was $0 for our year ended November 30, 2011 compared to net cash used in investing activities of $0 during the period from inception on June 2, 2010 to November 30, 2010.

Financing Activities

Net cash from financing activities was $0 for our year ended November 30, 2011 compared to $23,874 during the period from inception on June 2, 2010 to November 30, 2010.

We issued 3,000,000 shares of our common stock to our former officer and director, Mr. Nawrot on June 25, 2010. He acquired these 3,000,000 shares at a price of $0.001 per share for total proceeds to us of $3,000. On October 25, 2011, these shares were sold to Odelio Arouca for $30,000. On November 16, 2012, Odelio Arouca sold these shares to Llorn Kylo for an aggregate purchase price of $23,000.

On September 10, 2010 we issued 960,000 shares of our common stock for total proceeds of $9,600.

On November 18, 2010 we issued 550,000 shares of our common stock for gross proceeds of $11,000.

During the period from inception on June 2, 2010 to November 30, 2010 we borrowed $274 from Mr. Ireneusz Antoni Nawrot.

On each of January 20, 2012 and February 16, 2012 the Company issued promissory notes at the gross amount of $100,000 each with interest calculated at the rate of sixteen (16%) per cent per annum from the date of advance to the date of payment. Both promissory notes are unsecured and payable on demand.

Research and Development

We have not incurred any other research or development expenditures since our incorporation.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the twelve months ending November 30, 2012.

LIQUIDITY AND CAPITAL RESOURCES

As of August 31, 2012, our current assets were $32,659 consisting of cash of $25,321 and prepaid expenses of $7,338 compared to current assets of $7,338 consisting of prepaid expenses of $7,338 at November 30, 2011.

As of August 31, 2012, our current liabilities were $919,439, increased from $515,772 on November 30, 2011. Current liabilities were comprised of accounts payable and accrued interest of $519,164 compared to $505,148 on November 30, 2011 and accounts payable to related party of $275 compared to $10,624 on November 30, 2011.  We had promissory notes with a principal balance of $400,000 outstanding on August 31, 2012, which was $Nil on November 30, 2011.

We have not generated positive cash flows from operating activities. For the nine month periods ended August 31, 2012 and 2011, net cash flows used in operating activities were $374,679 and $23,034, respectively.

We have financed our operations during the nine months ended August 31, 2012 primarily with the three promissory notes we issued during the period for total proceeds of $400,000.

PLAN OF OPERATION AND FUNDING

We expect that working capital requirements will continue to be funded through further issuances of securities or debt financing. Our working capital requirements are expected to increase in line with the growth of our business.

We have generated revenue of $22,000 to date.  We are still a development stage corporation.

Over the next twelve months we believe we will need $250,000 to carry out our ongoing operations and to expand our operations which will come from funds currently available and additional financing.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

GOING CONCERN

The independent auditors' report accompanying our audited financial statements for our fiscal year ended November 30, 2011 contained an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that we will continue as a going concern," which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies.

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when there is a persuasive evidence of an arrangement, the amount of fees to be paid by the customer is fixed or determinable, products are fully delivered or services have been provided and collection is reasonably assured.

Recently Enacted Accounting Standards

The Company has evaluated the recent accounting pronouncements and believes that none of them will have a material effect on the company’s financial statements.

Available Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549.  D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act.  We will make available to our shareholders annual reports containing financial statements audited by our independent auditors and our quarterly reports containing unaudited financial statements for each of the first three quarters of each year; however, we will not send the annual report to our shareholders unless requested by an individual shareholder.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site is www.sec.gov.

Directors, Executive Officers, Promoters and Control Persons

Our executive officer and director and his age as of January 22, 2013 is as follows:

			Date First Elected
Name	Position Held with our Company	Age	or Appointed
Llorn Kylo	CEO, CFO, Secretary, Treasurer and Director	38	November 16, 2012

Biographical Information

Llorn Kylo

Llorn Kylo, 38, was the owner of Kylo Homes, which developed, owned and managed a portfolio of residential properties for sale and rent from 2009 to June 2012. From 2002 to 2009, Mr. Kylo was the owner and Chief Executive Officer of Form 1 Land, Inc., a real estate development company and the President and a Director of Flex Resources Co., Ltd from January 2007 to September 2008. Mr. Kylo was chosen to be a director of the Company based on his real estate industry and construction management experience. Mr. Kylo holds a Bachelor of Commerce Degree from Royal Roads University.

Family Relationships

Mr. Kylo is the sole director and officer of the Company. There are no arrangements or understandings between Mr. Kylo and any other person pursuant to which he was appointed as an officer of the Company.  There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Kylo has, or will have, a direct or indirect material interest.

Director or Officer Involvement in Certain Legal Proceedings

Our sole officer and director was not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Board Independence

Mr. Kylo is currently our sole director.  We are not listed on a national securities exchange and, as such, are not subject to any director independence standards.  Using the definition of independence set forth in the rules of the NYSE MKT, Mr. Kylo would not be considered an independent director of the Company.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  No term, however, has been accorded to Mr. Kylo’s term as a director.

Significant Employees

We have no significant employees other than our officer and sole director.

Audit Committee Financial Expert

We do not have an audit committee financial expert.  We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive.  Further, because we have no operations, at the present time, we believe the services of a financial expert are not warranted.

Compensation Committee Interlocks and Insider Participation

Our sole executive officer does not serve as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officer by any person for all services rendered in all capacities to us for the fiscal period from our incorporation on June 2, 2010 to November 30, 2010 (our fiscal year end) and the year ended November 30, 2011.

SUMMARY COMPENSATION TABLE
							Nonqualified	All
						Non-Equity	Deferred	Other
				Stock	Option	Incentive Plan	Compensation	Compen-
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Ireneusz Antoni Nawrot	2012	-	-	-	-	-	-	-	-
former President,	2011	-	-	-	-	-	-	-	-
Treasurer, and	2010	-	-	-	-	-	-	-	-
Secretary
Director 1
Odelio Arouca	2012	-	-	-	-	-	-	165,304	165,304
Former CEO, CFO,	2011	-	-	-	-	-	-	20,472	20,472
Secretary,	2010	-	-	-	-	-	-	-	-
Treasurer and
Director 2
Llorn Kylo	2012	-	-	-	-	-	-	-	-
CEO, CFO,	2011	-	-	-	-	-	-	-	-
Secretary,	2010	-	-	-	-	-	-	-	-
Treasurer and
Director 3

1 Mr. Nawrot resigned as an officer effective October 25, 2011 and will resign as a director of our company on the November 30, 2011.
2 Mr. Arouca joined the company as a director and officer on October 25, 2011.
3 Mr. Kylo joined the company as a director and officer on November 16, 2012.

On October 25, 2012, the Company signed a management agreement with a private company of which Mr. Arouca is a partner for Brazilian Real 18,000 (US$9,793 at exchange rate on November 30, 2011) per month

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officer, except that our directors and executive officer may receive stock options at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officer, except that stock options may be granted at the discretion of our board of directors.

Stock Option Grants

We have not granted any stock options to our executive officer since our inception.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Values

There were no stock options outstanding as at November 30, 2011.

Directors Compensation

During the year ended November 30, 2011, we recorded total management fees of Brazilian Real of R$36,000 and US$20,472 to Mr. Odelio Arouca who was the sole director and officer at the time, and no separate director fees were recorded to Mr. Arouca. There were no director fees recorded to Mr. Nawrot.

We have no present formal plan for compensating our directors for their service in their capacity as directors, although in the future, such directors are expected to receive compensation and options to purchase shares of common stock as awarded by our board of directors or (as to future options) a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. Other than indicated in this annual report, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

Report on Executive Compensation

Our compensation program for our executive officer is administered and reviewed by our board of directors. Historically, executive compensation consists of a combination of base salary and bonuses. Individual compensation levels are designed to reflect individual responsibilities, performance and experience, as well as the performance of our company. The determination of discretionary bonuses is based on various factors, including implementation of our business plan, acquisition of assets, development of corporate opportunities and completion of financing.

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Security Ownership of Certain Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of January 22, 2013, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Common Stock	Llorn Kylo	3,000,000	66.52%
	President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director

	2375 East Camelback Road, Suite 600, Phoenix, AZ 85016

Common Stock	Officer and Director as a group that consists of one person	3,000,000 shares	66.52%

The percent of class is based on 4,510,000 shares of common stock issued and outstanding as of January 22, 2013.

Certain Relationships and Related Transactions

Other than as described under the heading "Executive Compensation", or as set forth below, there are no material transactions with any of our directors, officers or control person that have occurred during the last fiscal year.

On October 25, 2012, the Company signed a management agreement with a private company of which Mr. Arouca is a partner for Brazilian Real 18,000 (US$9,793 at exchange rate on November 30, 2011) per month.

During the year end November 30, 2011, the Company incurred management fees of US$20,472 to Mr. Arouca. As of November 16, 2012, the date of Mr. Arouca’s resignation, the Company did not owe any fees to Mr. Arouca.

The amounts due to related parties are due on demand, non-interest bearing and unsecured.

Disclosure of Commission Position of Indemnification for
Securities Act of 1933 Liabilities

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction.  We will then be governed by the court's decision.

FINANCIAL STATEMENTS

PART I.               FINANCIAL INFORMATION

Item 1.                 Financial Statements

INDIGO INTERNATIONAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
(Unaudited)

	August 31, 2012	November 30, 2011

ASSETS

Current Assets
Cash	$25,321	$-
Prepaid expenses	7,338	7,338
Total current assets	32,659	7,338

Total assets	$32,659	$7,338

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued interest	$519,164	$505,148
Due to related party	275	10,624
Promissory notes	400,000	-
Total current liabilities	919,439	515,772
Total liabilities	919,439	515,772

Stockholders’ Deficit
Common stock, $0.001 par value, 75,000,000 shares authorized;
4,510,000 shares issued and outstanding	4,510	4,510
Additional paid-in-capital	19,090	19,090
Deficit accumulated during the development stage	(910,380)	(532,034)
Total stockholders’ deficit	(886,780)	(508,434)

Total liabilities and stockholders’ deficit	$32,659	$7,338

The accompanying notes are an integral part of these unaudited financial statements.

INDIGO INTERNATIONAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
INCOME STATEMENTS
(Unaudited)

	Three Months Ended August 31, 2012	Three Months Ended August 31, 2011	Nine Months Ended August 31, 2012	Nine Months Ended August 31, 2011	From Inception (June 2, 2010) to August 31, 2012

REVENUES	$-	$6,000	$-	$22,000	$22,000

OPERATING EXPENSES
Consulting fees	-	-	84,419	10,000	553,922
General and administrative	22,409	3,175	77,177	14,184	120,593
Professional fees	9,600	1,750	45,213	9,750	63,731
Management fees	34,960	-	144,382	-	164,854
Bad debt expense	-	-	-	-	2,125
Total Operating Expenses	66,969	4,925	351,191	33,934	905,225

OPRATING LOSS	(66,969)	1,075	(351,191)	(11,934)	(883,225)

Other Income (Expense)
Interest expense	(16,000)	-	(27,155)	-	(27,155)
Total Other Income (Expense)	(16,000)	-	(27,155)	-	(27,155)

NET LOSS	$(82,969)	$1,075	$(378,346)	$(11,934)	$(910,380)

PER SHARE DATA
Loss per common share – basic and diluted	$(0.02)	$(0.00)	$(0.08)	$(0.00)
Weighted average number of common shares outstanding-basic and diluted	4,510,000	4,510,000	4,510,000	4,510,000

The accompanying notes are an integral part of these unaudited financial statements.

INDIGO INTERNATIONAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended August 31, 2012	Nine Months Ended August 31, 2011	From Inception (June 2, 2010) to August 31, 2012

OPERATING ACTIVITIES
Net loss	$(378,346)	$(11,934)	$(910,380)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	-	(5,000)	(7,338)
Accounts receivable	-	(6,100)	-
Accounts payable and accrued interest	14,016	-	519,165
Accounts payable – related party	(10,349)	-	274
Net cash used in operating activities	(374,679)	(23,034)	(398,279)

FINANCING ACTIVITIES
Issuance of promissory notes	400,000	-	400,000
Sale of common stock	-	-	23,600
Net cash provided by financing activities	400,000	-	423,600

Net change in cash and equivalents	25,321	(23,034)	25,321
Cash and equivalents at beginning of the period	-	23,254	-
Cash and equivalents at end of the period	$25,321	$220	$25,321

Supplemental cash flow information:
Cash paid for:
Interest	$-	$-	$-
Taxes	-	-	-

The accompanying notes are an integral part of these unaudited financial statements.

INDIGO INTERNATIONAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Indigo International, Corp. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Form 10-Q. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year ended November 30, 2011 as reported in the Company’s most recent Annual Report on Form 10-K, have been omitted.

Reclassifications

Certain comparative figures have been reclassified to conform to the current period’s presentation.

NOTE 2 – GOING CONCERN

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses since inception resulting in an accumulated deficit of $910,380 as of August 31, 2012 and further losses are anticipated in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management anticipates financing operating costs over the next twelve months with loans and/or private placement of common stock. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 – RELATED PARTY TRANSATIONS

During the nine months ended August 31, 2012, the Company incurred management fees of $144,382 to the sole director and officer of the Company.

As of August 31, 2012 and November 30, 2011 the Company had balances of $275 and $10,624, respectively owed for management fees and expense reimbursement to its sole director and officer.

NOTE 4 – PROMISSORY NOTES

During the nine months ended August 31, 2012, the Company issued three promissory notes for total proceeds of $400,000 at the interest rate of 16% per annum. All three promissory notes are unsecured and payable on demand. During the nine months ended August 31, 2012, the Company recorded interest expense of $27,155 on the three promissory notes.

NOTE 5 – COMMITMENTS

On October 21, 2011, the Company signed an office lease agreement for Brazilian Real 4,300 (US $2,525) per month expiring March 31, 2012. The lease agreement was extended on April 1, 2012 for an additional six months for Brazilian Real 4,859 (US $2,454) per month. The extension expired September 30, 2012 and the lease is currently on a month-to-month basis.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Indigo International, Corp.

We have audited the accompanying balance sheets of Indigo International, Corp. (A Development Stage Company) as of November 30, 2011 and 2010 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and from inception (June 2, 2010) to November 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over the financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indigo International, Corp. (A Development Stage Company) as of November 31, 2011 and 2010 and the results of its operation and its cash flow for the years then ended and from inception (June 2, 2010) to November 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, Nevada
March 12, 2012

INDIGO INTERNATIONAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	November 30,	November 30,
	2011	2010

ASSETS

Current Assets
Cash	$-	$23,254
Prepaid expenses	7,338	-
Total current assets	7,338	23,254

Total assets	$7,338	$23,254

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$505,148	$-
Accounts payable – related party	10,349	-
Advance from related party	275	274
Total current liabilities	515,772	274
Total liabilities	515,772	274

Stockholders’ Equity (Deficit)
Common stock, $0.001 par value, 75,000,000 shares authorized; 4,510,000 shares issued and outstanding	4,510	4,510
Additional paid-in-capital	19,090	19,090
Deficit accumulated during the development stage	(532,034)	(620)
Total stockholders’ equity (deficit)	(508,434)	22,980

Total liabilities and stockholders’ equity (deficit)	$7,338	$23,254

The accompanying notes are an integral part of these financial statements.

INDIGO INTERNATIONAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
INCOME STATEMENTS

		From Inception	From Inception
		(June 2, 2010)	(June 2, 2010)
	Year ended	to	to
	November 30,	November 30,	November 30,
	2011	2010	2011

Revenues	$22,000	$-	$22,000

Expenses
Consulting fees	469,503	-	469,503
General and administrative	42,796	620	43,416
Professional fees	18,518	-	18,518
Management fees-related party	20,472	-	20,472
Bad debt expense	2,125	-	2,125
	553,414	620	554,034

Net loss	$(531,414)	$(620)	$(532,034)

Loss per common share – basic	$(0.12)	$(0.00)

Weighted average number of common shares outstanding-basic	4,510,000	3,381,154

The accompanying notes are an integral part of these financial statements.

INDIGO INTERNATIONAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
From Inception (June 2, 2010) to November 30, 2011

				Deficit
				accumulated
	Number of		Additional	During
	Common		Paid-in-	development
	Shares	Amount	Capital	stage	Total
Balance at inception June 25 , 2010	-	$-	$-	$-	$-
Common shares issued for cash at $0.001 September 10, 2010	3,000,000	3,000	-	-	3,000
Common shares issued for cash at $0.01 November 18, 2010	960,000	960	8,640	-	9,600
Common shares issued for cash at $0.02	550,000	550	10,450		11,000
Net loss				(620)	(620)

Balance as of November 30, 2010	4,510,000	4,510	19,090	(620)	22,980
Net loss	-	-	-	(531,414)	(531,414)
Balance as of November 30, 2011	4,510,000	$4,510	$19,090	$(532,034)	$(508,434)

The accompanying notes are an integral part of these financial statements.

INDIGO INTERNATIONAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

		From Inception	From Inception
		(June 2, 2010)	(June 2, 2010)
	Year ended	to	to
	November 30,	November 30,	November 30,
	2011	2010	2011

Operating Activities
Net loss	$(531,414)	$(620)	$(532,034)
Adjustments to reconcile net loss to net cash used in operating activities:
Net change in:
Prepaid expenses	(7,338)	-	(7,338)
Accounts payable	505,149	-	505,149
Accounts payable – related party	10,349	-	10,349
Net cash used in operating activities	(23,254)	(620)	(23,874)
Financing Activities
Loans from related parties - Directors and stockholders	-	274	274
Sale of common stock	-	23,600	23,600
Net cash provided by financing activities	-	23,874	23,874

Net increase in cash and equivalents	(23,254)	23,254	-
Cash and equivalents at beginning of the period	23,254	-	-
Cash and equivalents at end of the period	$-	$23,254	$-

Supplemental cash flow information:
Cash paid for:
Interest	$-	$-	$-
Taxes	$-	$-	$-
Non-cash Activities	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

INDIGO INTERNATIONAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
November 30, 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business

Indigo International, Corp. (“the Company”) was incorporated under the laws of the State of Nevada, U.S. on June 2, 2010. The Company is in the development stage as defined under Statement on Financial Accounting Standards Accounting Standards Codification FASB ASC 915-205 "Development-Stage Entities.” Since inception (June 2, 2010) through November 30, 2011 the Company has generated $22,000 in revenue and has accumulated losses of $532,034. The Company operates a consulting business in commercial cultivation of white mushrooms (agaricus bisporus), including but not limited to consulting in process engineering, improvement of production methods, fruiting techniques, spore measurements, mushroom quality, packaging, changes in growing on different strains or developing more adequate harvesting methods, quality of raw materials, recipe, homogeneity, logistics, the process of composting and hygiene and instructing and training of staff in Poland.

Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses since inception resulting in an accumulated deficit of $532,034 as of November 30, 2011 and further losses are anticipated in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans and/or private placement of common stock. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Basic Income (Loss) Per Share

The Company computes loss per share in accordance with “ASC-260,” “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expense of $0 from Inception (June 2, 2010) to November 30, 2011.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

As of November 30, 2011 the Company has not issued any stock-based payments to its employees. Stock-based compensation is accounted for at fair value in accordance with ASC 718. To date, the Company has not adopted a stock option plan and has not granted any stock options.

Revenue Recognition

The Company recognizes revenue when there is a persuasive evidence of an arrangement, the amount of fees to be paid by the customer is fixed or determinable, products are fully delivered or services have been provided and collection is reasonably assured.

Accounts Receivable

Accounts receivables are carried at original invoice amounts less allowances made for doubtful receivables based on a review of year-end or period end accounts receivables. An allowance for doubtful accounts receivables is made and related bad debt expense is recorded when there is evidence that the Company will not be able to collect the amounts due according to original payment terms.

Fair value of financial instruments

The estimated fair values of financial instruments were determined by management using available market information and appropriate valuation methodologies. The carrying amounts of financial instruments including cash approximate their fair value because of their short maturities.

Recent pronouncements

The Company has evaluated the recent accounting pronouncements and believes that none of them will have a material effect on the Company’s financial statements.

NOTE 2 – COMMON STOCK

The Company has 75,000,000 common shares authorized with a par value of $ 0.001 per share. On June 25, 2010, the Company issued 3,000,000 shares of its common stock at $0.001 per share for total proceeds of $3,000. On September 10, 2010, the Company issued 960,000 shares of its common stock at $0.01 per share for total proceeds of $9,600. On November 18, 2010, the Company issued 550,000 shares of its common stock at $0.02 per share for total proceeds of $11,000.

During the period from inception on June 2, 2010 to November 30, 2011, the Company sold a total of 4,510,000 shares of common stock for total cash proceeds of $23,600.

NOTE 3 – RELATED PARTY TRANSATIONS AND BALANCES

A former director of the Company loaned $274 to the Company on June 2, 2010. The amount was outstanding at November 30, 2011.

During the year ended November 30, 2011, the Company incurred management fees of $20,472 to the sole director and officer of the Company. All the management fees accrued as at November 30, 2011 was paid and the outstanding balance of $10,349 was owed to the director and officer for expense reimbursement.

The amounts due to related parties are due on demand, non-interest bearing and unsecured.

NOTE 4 – REVENUE

The Company realized $22,000 as revenue during the year ended November 30, 2011 per agreement with Ogrodnictwo Piotr Walkowiak dated September 27, 2010 for cultivation of mushrooms. The agreement expired during October, 2011.

NOTE 5 – INCOME TAXES

As of November 30, 2011, the Company had net operating loss carry forwards of $532,034 that may be available to reduce future years’ taxable income through 2030. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

Components of net deferred tax assets, including a valuation allowance, are as follows at November 30, 2011 and 2010.

	2011	2010
Deferred tax assets:
Net operating loss carry forward	$532,034	$620
Total deferred tax assets	186,212	217
Less: valuation allowance	(186,212)	(217)
Net deferred tax assets	$-	$-

The valuation allowance for deferred tax assets as of November 30, 2011 was $186,212. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of November 30, 2011.

Reconciliation between the statutory rate and the effective tax rate is as follows at November 30, 2011 and 2010:

	2011	2010
Federal statutory tax rate	(35.0)%	(35.0)%
Permanent difference and other	35.0%	35.0%
Effective tax rate	-%	-%

NOTE 6 – COMMITMENTS

On October 21, 2011 the Company signed an office lease agreement at Brazilian Real 4,300 (US$2,325 at exchange rate on November 30, 2011) per month expiring March 31, 2012.

On October 25, 2012, the Company signed a management agreement with a private company of which the sole director and officer is a partner for Brazilian Real 18,000 (US$9,793 at exchange rate on November 30, 2011) per month.

NOTE 7 – SUBSEQUENT EVENTS

On each of January 20, 2012 and February 16, 2012 the Company issued promissory notes at gross amount of $100,000 each with interest calculated at the rate of sixteen (16%) per cent per annum from the date of advance to the date of payment. Both promissory notes are unsecured and payable on demand.

SUBJECT TO COMPLETION, DATED _____________, 20__

PROSPECTUS

BERKSHIRE HOMES, INC.

1,510,000 SHARES
COMMON STOCK

Dealer Prospectus Delivery Obligation

Until ________________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus.  This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II.  Information Not Required in the Prospectus

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$5
Transfer Agent Fees	5,000
Accounting fees and expenses	3,500
Legal fees and expenses	3,000
Edgar filing fees	500

Total	$12,005

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or other costs of sale.

Indemnification of Directors and Officers

Our sole officer and director is indemnified as provided by the Nevada Revised Statutes (“NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation; that is not the case with our Articles of Incorporation.  Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request.  This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Recent Sales of Unregistered Securities

We issued 3,000,000 shares of our common stock to Mr. Nawrot (our former President, Chief Executive Officer, Treasurer and director) on June 25, 2010. He acquired these 3,000,000 shares at a price of $0.001 per share for total proceeds to us of $3,000. These shares were issued pursuant to Regulation S promulgated pursuant to the Securities Act of 1933. The shares were issued with a Rule 144 restrictive legend. On October 25, 2011, these shares were sold to Odelio Arouca for $30,000. On November 16, 2012, these shares were sold to Llorn Kylo for $23,000.

On September 10, 2010 we completed an offering of 960,000 shares of our common stock to 12 offshore investors. The total amount received from this offering was $9,600. We completed this offering pursuant to Regulation S of the Securities Act.

On November 18, 2010 we completed an offering of 550,000 shares of our common stock to six offshore investors. The total amount received from this offering was $11,000. We completed this offering pursuant to Regulation S of the Securities Act.

Regulation S Compliance

Each offer or sale was made in an offshore transaction;

We did not make any directed selling efforts in the United States.  We also did not engage any distributors, any respective affiliates, nor any other person on our behalf to make directed selling efforts in the United States;

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act of 1933;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Securities Act of 1933; and

We are required by law to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration.

Exhibits

Exhibit No.	Document Description
3.1	Articles of Incorporation (incorporated by reference to our registration statement on Form S-1 filed on December 27, 2010)
3.2	By-Laws (incorporated by reference to our registration statement on Form S-1 filed on December 27, 2010)
3.3	Certificate of Amendment, dated December 5, 2012 (incorporated by reference to our current report on Form 8-K filed on December 11, 2012)
3.4	Certificate of Amendment, dated December 11, 2012 (incorporated by reference to our current report on Form 8-K filed on December 12, 2012)
3.5	Amended and Restated Articles of Incorporation (incorporated by reference to our current report on Form 8-K filed on January 17, 2013)
3.6	Amended and Restated Bylaws (incorporated by reference to our current report on Form 8-K filed on January 17, 2013)
5.1	Opinion of Dean Law Corp. with consent to use*
10.1	Service Agreement with “Ogrodnictwo Piotr Walkowiak” (incorporated by reference to our registration statement on Form S-1 filed on December 27, 2010)
10.2	Affiliate Stock Purchase Agreement dated October 25, 2011 between Ireneusz Antoni Nawrot and Odelio Arouca (incorporated by reference to our Form 8–K filed on October 31, 2011)
10.3	Promissory Note delivered to Bay Capital A. G. dated January 20, 2012 (incorporated by referece to our current report on Form 8-K filed on January 26, 2012)
10.4	Promissory Note delivered to Bay Capital A. G. dated February 16, 2012 (incorporated by reference to our current report on Form 8-K filed on February 24, 2012)
23.1	Consent of De Joya Griffith & Company, LLC of Henderson, Nevada

101.INS **	XBRL Instance Document
101.SCH **	XBRL Taxonomy Extension Schema Document
101.CAL **	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF **	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB **	XBRL Taxonomy Extension Label Linkbase Document
101.PRE **	XBRL Taxonomy Extension Presentation Linkbase Document

*Previously Filed.
** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the final adjudication of such issue.

5.
Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Phoenix, Arizona, on January 22, 2013.

Berkshire Homes, Inc.

By:	/s/ Llorn Kylo
Llorn Kylo
President, Chief Executive Officer,
Chief Financial Officer, Treasurer, Secretary and Director
(Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Llorn Kylo	President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director	January 22, 2013
Llorn Kylo	(Principal Executive Officer and Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Document Description
3.1	Articles of Incorporation (incorporated by reference to our registration statement on Form S-1 filed on December 27, 2010)
3.2	By-Laws (incorporated by reference to our registration statement on Form S-1 filed on December 27, 2010)
3.3	Certificate of Amendment, dated December 5, 2012 (incorporated by reference to our current report on Form 8-K filed on December 11, 2012)
3.4	Certificate of Amendment, dated December 11, 2012 (incorporated by reference to our current report on Form 8-K filed on December 12, 2012)
3.5	Amended and Restated Articles of Incorporation (incorporated by reference to our current report on Form 8-K filed on January 17, 2013)
3.6	Amended and Restated Bylaws (incorporated by reference to our current report on Form 8-K filed on January 17, 2013)
5.1	Opinion of Dean Law Corp. with consent to use*
10.1	Service Agreement with “Ogrodnictwo Piotr Walkowiak” (incorporated by reference to our registration statement on Form S-1 filed on December 27, 2010)
10.2	Affiliate Stock Purchase Agreement dated October 25, 2011 between Ireneusz Antoni Nawrot and Odelio Arouca (incorporated by reference to our Form 8–K filed on October 31, 2011)
10.3	Promissory Note delivered to Bay Capital A. G. dated January 20, 2012 (incorporated by referece to our current report on Form 8-K filed on January 26, 2012)
10.4	Promissory Note delivered to Bay Capital A. G. dated February 16, 2012 (incorporated by reference to our current report on Form 8-K filed on February 24, 2012)
23.1	Consent of De Joya Griffith & Company, LLC of Henderson, Nevada

101.INS **	XBRL Instance Document
101.SCH **	XBRL Taxonomy Extension Schema Document
101.CAL **	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF **	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB **	XBRL Taxonomy Extension Label Linkbase Document
101.PRE **	XBRL Taxonomy Extension Presentation Linkbase Document

*Previously Filed.
** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.